UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 3, 2025

Ladder Capital Corp
(Exact name of registrant as specified in its charter)

Delaware	001-36299	80-0925494
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

320 Park Avenue, 15th Floor
New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 715-3170

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A common stock, $0.001 par value	LADR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 3, 2025, Ladder Capital Finance Holdings LLLP (“LCFH”) and Ladder Capital Finance Corporation (together with LCFH, the “Issuers”), subsidiaries of Ladder Capital Corp (“Ladder” or the “Company”), completed the previously announced underwritten public offering of $500 million aggregate principal amount of 5.500% Senior Notes due 2030 (the “Notes”). The obligations of the Issuers under the Notes are fully and unconditionally guaranteed on a senior unsecured basis (the “Guarantee”) by the Company.

The Notes and the Guarantee were issued under an Indenture, dated June 23, 2025 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of July 3, 2025 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and among the Issuers, the Company and Wilmington Trust, National Association, as trustee.

The Indenture provides, among other things, that the Notes will be senior unsecured obligations of the Issuers. Interest on the Notes is payable semi-annually on February 1 and August 1 of each year, beginning on February 1, 2026, at a rate of 5.500% per annum, until their maturity date of August 1, 2030. The Indenture contains certain covenants that, among other things: (i) limit LCFH’s ability and the ability of its subsidiaries to incur additional indebtedness or issue certain disqualified stock and preferred shares; (ii) require that LCFH maintain a specified ratio of unencumbered assets to unsecured indebtedness of LCFH and its subsidiaries; and (iii) limit LCFH’s ability to merge or consolidate with another company or sell all or substantially all of its assets. These covenants are subject to a number of important exceptions and qualifications. The Indenture also provides for customary events of default.

The Issuers may, at their option, redeem the Notes, in whole or in part, at any time and from time to time, at the applicable redemption price set forth in the Indenture.

The offering of the Notes was made pursuant to an effective shelf registration statement (including a prospectus and preliminary prospectus supplement) (File Nos. 333-288227, 333-288227-01 and 333-288227-02).

The foregoing summary of the Base Indenture, the Supplemental Indenture, the Notes and the Guarantee does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Base Indenture, the Supplemental Indenture, the Notes and the Guarantee. The Base Indenture, the Supplemental Indenture and the form of Notes are filed herewith as Exhibit 4.1, Exhibit 4.2 and Exhibit 4.3, respectively, and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 8.01. Other Events.

The Notes were sold pursuant to an underwriting agreement, dated June 24, 2025 (the “Underwriting Agreement”), among the Issuers, the Company and the underwriters named therein (the “Underwriters”). The Underwriting Agreement contains certain representations, warranties, covenants and indemnification obligations of the Issuers, the Company and the Underwriters, as well as other customary provisions.

The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of the dates specified therein, were solely for the benefit of the parties thereto and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Issuers, the Company and their respective subsidiaries. Moreover, information concerning the subject matter of any representations, warranties and covenants may change after the dates of the Underwriting Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Issuers and the Company.

The foregoing summary of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, copy of which is filed herewith as Exhibit 1.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

1.1	Underwriting Agreement, dated June 24, 2025, among Ladder Capital Finance Holdings LLLP, Ladder Capital Finance Corporation, Ladder Capital Corp and the underwriters named therein

4.1	Indenture, dated as of June 23, 2025, by and among Ladder Capital Finance Holdings LLLP as issuer, Ladder Capital Finance Corporation as co-issuer, Ladder Capital Corp as guarantor, and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.2 to the registration statement on Form S-3 filed with the SEC on June 23, 2025)

4.2	First Supplemental Indenture, dated as of July 3, 2025, among Ladder Capital Finance Holdings LLLP, Ladder Capital Finance Corporation, Ladder Capital Corp and Wilmington Trust, National Association, as trustee

4.3	Form of Note (included in Exhibit 4.2)

5.1	Opinion of Kirkland & Ellis LLP (including consent of such firm)

8.1	Tax Opinion of Kirkland & Ellis LLP (including consent of such firm)

23.1	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 8.1)

104	The cover page from this Current Report on Form 8-K formatted in Inline XBRL (included as Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LADDER CAPITAL CORP

Date: July 3, 2025	By:	/s/ Kelly Porcella
	Name:	Kelly Porcella
	Title:	Chief Administrative Officer & General Counsel